EXHIBIT 99.1
Severn Bancorp, Inc.

FOR IMMEDIATE RELEASE

Contact:
Thomas G. Bevivino
Chief Financial Officer &
Executive Vice President
tbevivino@severnbank.com
410.260.2000

Severn Bancorp Announces Second Quarter Results and Increase to Loan Loss Reserve

ANNAPOLIS, MD (July 16, 2009) — Severn Bancorp, Inc., (Nasdaq SVBI) parent company of Severn Savings Bank, FSB (“Severn”), today announced results for the quarter and six months ended June 30, 2009.  Net loss for the second quarter was $6.9 million (unaudited), or ($.73) per share, compared to net income of $1.6 million (unaudited), or $.16 per share for the second quarter of 2008.  Net loss was $8.2 million, or ($.90) per share for the six months ended June 30, 2009, compared to net income of $3.8 million, or $.37 per share for the six months ended June 30, 2008.  The net loss of $6.9 million for the quarter was attributable to management’s decision to increase its loan loss reserve by approximately $12.5 million during the quarter ended June 30, 2009.  This increase is a non-cash charge against the earnings.  At June 30, 2009, Severn’s regulatory capital ratios continued to exceed the levels required to be considered “well capitalized” under applicable federal banking regulations, including its core (leverage) ratio in excess of 12% compared to the regulatory requirement of 5% for “well capitalized” status.

“We believe increasing the provision for loan loss reserves to be a prudent measure to protect the bank given the weak housing market and recession that continues to adversely affect the region,” said Alan J. Hyatt, president and chief executive officer.  “We just finished a bank wide examination by our regulators, The Office of Thrift Supervision, which included a review of our method of estimating our loan loss reserves.  Based on the exam, we are now estimating our general reserves, in large part, on the rolling prior twelve month historical performance of various loan portfolios, which reflects major write downs taken, including the rate of loan defaults for particular types of loans, during the twelve months ended June 30, 2009.  As a result of this change, plus our exposure to a continuing real estate decline, we have increased our loan loss reserves by approximately $12.5 million for the quarter ended June 30, 2009.” Mr. Hyatt continued “With non-performing assets as our primary challenge, we continue to work with borrowers to return these assets to performing status.  Additionally, we are focused on executing the business plan to provide our customers with products and services that will increase shareholder value.  Our goal is to continue to meet the banking needs in our community and to return to profitability as soon as we are able.”

About Severn
Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending.  It has assets of approximately $1 billion and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland.  The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution.  Severn is on the Web at www.severnbank.com.

Forward Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, statements about the expected closing on the securities offerings.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and Company’s general market area, federal and state regulation, competition and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

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